Exhibit 21

FEDERAL-MOGUL CORPORATION SUBSIDIARIES

The direct and indirect subsidiaries of the Company and their respective States or other jurisdictions of incorporation as of December 31, 2002 are as follows:

Name of Subsidiary	Jurisdiction of Incorporation	Percentage of voting stock owned directly and indirectly by Federal-Mogul
Federal-Mogul Canada Limited	Canada	100%
Federal-Mogul, S.A.	France	100%
Federal-Mogul Holdings Deutschland GmbH	Germany	100%
Federal-Mogul Weisbaden GmbH	Germany	100%
Federal-Mogul Burscheid GmbH	Germany	100%
Federal-Mogul Ignition S.r.l.	Italy	100%
Federal-Mogul Holding Italy S.P.A.	Italy	100%
Federal-Mogul Operations Italy S.r.l.	Italy	100%
Federal-Mogul de Mexico S.A. de C.V.	Mexico	94%
Servicios de Componentes Automotrices, S.A.	Mexico	100%
Servicios Administrativos Industriales, S.A.	Mexico	100%
Federal-Mogul Netherlands B.V.	Netherlands	100%
Federal-Mogul Global B.V.	Netherlands	100%
Federal-Mogul Growth B.V.	Netherlands	100%
Federal-Mogul Holdings B.V.	Netherlands	100%
Federal-Mogul Investments B.V.	Netherlands	100%
T & N Holdings Ltd.	South Africa	100%
Federal-Mogul, SARL	Switzerland	100%
Federal-Mogul Acquisition Company Limited	United Kingdom	100%
Federal-Mogul Global Growth Limited	United Kingdom	100%
F-M UK Holding Ltd.	United Kingdom	100%
T & N Limited	United Kingdom	100%
T & N Trademarks Ltd.	United Kingdom	100%
Federal-Mogul World Wide, Inc.	Michigan	100%
Federal-Mogul Ignition Company	Delaware	100%
Federal-Mogul Products, Inc.	Missouri	100%
Federal-Mogul UK Holdings Inc.	Delaware	100%
Federal-Mogul Global Inc.	Delaware	100%
Federal-Mogul Dutch Holdings Inc.	Delaware	100%
FM International, LLC	Delaware	100%
Felt Products Manufacturing Co	Delaware	100%
T & N Industries Inc.	Delaware	100%
Federal-Mogul Piston Rings, Inc.	Delaware	100%
Ferodo America, Inc.	Delaware	100%
Federal-Mogul Powertrain, Inc.	Michigan	100%